Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-36339) of E. I. du Pont de Nemours and Company of our report dated March 17, 2004 relating to the financial statements of the Savings and Investment Plan of E. I. du Pont de Nemours and Company, which appears in the Form 11-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

March 25, 2004